EXHIBIT NO. 150


                  EQUITY SUBSCRIPTION AGREEMENT



                              among


            BHOTE KOSHI POWER COMPANY PRIVATE LIMITED



                               and


                          RDC OF NEPAL


                               and


                    WILMINGTON TRUST COMPANY







                  Dated as of the Closing Date
                       TABLE OF CONTENTS


     ARTICLE 1

     DEFINITIONS

     ARTICLE 2

     SUBSCRIPTION

               Section 2.1.  Issuance and Sale of Shares; Payment       2
          Section 2.2.                          Method of Payment       3

     ARTICLE 3

     COVENANTS

          Section 3.1.                     RDC of Nepal Covenants       3
          Section 3.2.                            Indemnification       4
          Section 3.3.                       Obligations Absolute       4

     ARTICLE 4

     REPRESENTATIONS AND WARRANTIES

          Section 4.1.             Representations And Warranties       5
          Section 4.2.                         Further Assurances       6

     ARTICLE 5

     MISCELLANEOUS

               Section 5.1.Governing Law; Consent to Jurisdiction
                  and Venue; Sovereign Immunity                 6
          Section 5.2.                                    Notices       7
          Section 5.3.                       Benefit of Agreement       8
          Section 5.4.             No Waiver; Remedies Cumulative       9
          Section 5.5.                               Severability       9
          Section 5.6.                                  Documents       9
          Section 5.7.                               Counterparts       9
          Section 5.8.                       Headings Descriptive       9
          Section 5.9.                        Amendment or Waiver       9
          Section 5.10 Limitation of Liability                  9

                 EQUITY SUBSCRIPTION AGREEMENT


     EQUITY SUBSCRIPTION AGREEMENT, dated as of the Closing Date (this "Agreement"), among BHOTE KOSHI POWER COMPANY PRIVATE LIMITED, a private limited liability company registered under the Nepalese Company Act 2021 (the "Company"), RDC OF NEPAL, an exempted company with limited liability organized and existing under the laws of the Cayman Islands ("RDC of Nepal") and WILMINGTON TRUST COMPANY, a Delaware banking corporation (the "Trustee"), on behalf of and for the benefit of IFC.

                     PRELIMINARY STATEMENTS

     The Company was granted the right to build, own and operate a 36 MW (nominal net) hydroelectric power plant in the Sindhupalchok District in Nepal.

     IFC is willing to provide financing for the power plant, pursuant to that certain IFC Investment Agreement between the Company and IFC (the "IFC Investment Agreement"), but only if RDC of Nepal enters into this Agreement to provide for the subscription for shares of the Company as set forth herein.

     DEG is willing to provide financing for the power plant, pursuant to that certain DEG Investment Agreement between the Company and DEG (the "DEG Investment Agreement," and together with the IFC Investment Agreement, the "Investment Agreement"), but only if RDC of Nepal enters into this Agreement to provide for the subscription for shares of the Company as set forth herein. (IFC and DEG are hereinafter referred to collectively as the "Lenders" and individually as a "Lender").

     The Company, IFC and DEG have entered into that certain
Investment Agreement General Conditions dated as of the Closing
Date (the "General Conditions").

     It is a condition precedent to the obligations of each of IFC and DEG under the Investment Agreement that this Agreement shall have been entered into.

     RDC of Nepal will benefit from the making of the aforesaid loans by IFC and DEG.

     NOW, THEREFORE, IT IS AGREED:

                           ARTICLE 1

                          DEFINITIONS

     For all purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meanings set forth in Schedule A to the General Conditions, and (ii) the principles of construction set forth in Schedule A to the General Conditions shall apply.

                           ARTICLE 2

                          SUBSCRIPTION

     Section 2.1.   Issuance and Sale of Shares; Payment.

               (a) (i) As of the Financial Closing Date, RDC of Nepal's total equity commitment to the Project is one million four hundred seventy-four thousand seven hundred fifty Dollars ($1,474,750). As of the date hereof, RDC of Nepal is the legal and beneficial owner of zero (0) shares of the share capital of the Company, par value Rs. 100 per share.

                    (ii) The Company agrees to issue and sell to
               RDC of Nepal, and RDC of Nepal agrees to purchase, thirty-eight thousand three hundred thirty-three (38,333) shares of the share capital of the Company, par value Rs. 100 per share, for a total purchase price of three hundred eighty-three thousand three hundred twenty-eight Dollars ($383,328) (the "Initial Share Amount"). RDC of Nepal shall pay such Initial Share Amount in full prior to the initial Disbursements under the Investment Agreement and prior to the initial subscription and disbursement under the IFC Subscription.

                    (iii)     RDC of Nepal represents and
               warrants that, by the Financial Closing Date thirty eight thousand three hundred thirty three (38,333) shares for a total purchase price of three hundred eighty three thousand three hundred twenty eight Dollars ($383,328) of the Initial Share Amount shall be paid to the Company.

                    (iv) The Company further agrees to issue and
               sell to RDC of Nepal, and RDC of Nepal further agrees to purchase one hundred nine thousand one hundred forty two (109,142) additional shares of the share capital of the Company, par value
               Rs. 100 per share, for an additional purchase price of one million ninety one thousand four hundred twenty two Dollars ($1,091,422). Such amount shall be paid in installments (each, a "Subscription Amount Payment"), pro rata to the proceeds of the Loans prior to the receipt by the Company of such proceeds of the Loans.

                    (v)  The Company shall deliver to RDC of
               Nepal certificates representing the Subscribed Shares in a manner and at such times, dates, and places to be agreed upon by the parties hereto.

     (b) If and to the extent that a Project Funds Shortfall exists at any time, RDC of Nepal shall pay to the Company, on such date or dates as the Company, the Trustee or either of the Lenders specify in a written notice or written notices to RDC of Nepal, such additional subscription amounts as are required pursuant to the Share Retention and Project Funds Agreement (but in the event of any conflict between a notice given by the Company and a notice given by either of the Lenders or the Trustee, the notice given by such Lender or the Trustee shall prevail).

     (c) Notwithstanding paragraphs (a) and (b), at the option of the Trustee or the Lenders following the occurrence and during the continuation of an Event of Default, RDC of Nepal shall pay to the Company the amount by which the Subscription Amount Payments theretofore made by RDC of Nepal is less than one million four hundred seventy four thousand seven hundred fifty Dollars ($1,474,750), and such payment shall be made by RDC of Nepal on such date as the Company, either of the Lenders or the Trustee shall specify in a written notice to RDC of Nepal (but in the event of any conflict between a notice given by the Company and a notice given by any such Lender or the Trustee, the notice given by such Lender or the Trustee shall prevail).

     (d) RDC of Nepal will deliver on or prior to the Financial Closing Date an Equity Letter of Credit issued in favor of the Trustee, and in an amount equal to one million ninety one thousand four hundred twenty two Dollars ($1,091,422) (such Dollar amount to equal the Subscription Amount minus the Initial Share Amount). The stated amount of the Equity Letter of Credit shall be reduced by the amount of each Subscription Amount Payment made in accordance with Section 2.1(a)(iv) hereof. The Equity Letter of Credit shall remain outstanding, and in full force and effect, until the Trustee or the Lenders have notified in writing the issuing bank that RDC of Nepal has made Subscription Amount Payments equal to one million four hundred seventy four thousand seven hundred fifty Dollars ($1,474,750) or that RDC of Nepal's obligations under this Article 2 have expired. In the event RDC of Nepal fails to make any Subscription Amount Payment or other payment as and when required hereunder, the Trustee or either of the Lenders shall be entitled to demand payment under the Equity Letter of Credit of an amount equal to such payment. Additionally, if the Trustee or the Lenders have received a notice from the issuing bank that the Equity Letter of Credit will be terminated or will not be renewed or extended, then either of the Lenders or the Trustee may, at any time after receiving the aforesaid notice, draw upon the Equity Letter of Credit in an amount equal to the full amount of the Equity Letter of Credit.

     Section 2.2. Method of Payment. RDC of Nepal shall pay the Subscription Amount Payments no later than 11:00 a.m. (Wilmington, Delaware time) in U.S. Dollars in immediately available funds to the Trustee, for deposit in the Construction Sub-Account (in the case of the Subscription Amount Payments made under Section 2.1(a) hereof), or, if so directed by the Trustee, in the Debt Payment Sub-Account (in the case of payments made under Section 2.1(b) hereof), or to such other person or address or account as the Trustee may from time to time specify in writing to RDC of Nepal, without offset, abatement, withholding or reduction of any kind. All such payments shall be applied in the manner required under the Investment Agreement and the Trust and Retention Agreement.

                           ARTICLE 3

                           COVENANTS

     Section 3.1.   RDC of Nepal Covenants.

     (a) RDC of Nepal hereby covenants and agrees that, for so long as it shall have any obligations hereunder and except as permitted under Section 3.1(b) hereof, it shall at all times preserve and maintain in full force and effect its existence as a company under the laws of the Cayman Islands; and

     (b) it shall not merge into or consolidate with any other Person, change its form of organization or the scope or nature of its business, or liquidate or dissolve itself (or suffer any such liquidation or dissolution), or sell, lease, transfer or otherwise dispose of all or any substantial portion of its assets; provided, however, that nothing herein shall prevent RDC of Nepal from encumbering, or transferring an interest in, its Shares pursuant to its Share Pledge Agreement or otherwise to the extent such encumbrance or transfer does not result in a Default or an Event of Default under any Loan Document.

     Section 3.2. Indemnification. RDC of Nepal shall defend, indemnify and hold harmless the Company, the Trustee and each of the Lenders from and against any and all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims and demands, of every kind or nature, including attorney's fees and court costs, which are occasioned by or result from any failure by RDC of Nepal to timely perform any of the terms, agreements or covenants to be performed hereunder.

     Section 3.3.   Obligations Absolute.

     (a) No compromise, alteration, amendment, modification, extension, renewal, release or other change of, or waiver, consent or other action in respect of any liability or obligation under or in respect of, or of any of the terms, covenants or conditions of, the Investment Agreement or any other Principal Document, or any Security, shall in any way alter or affect any of the obligations hereunder of the Company or RDC of Nepal.

               (b) (i) The obligations of RDC of Nepal under this Agreement are absolute and unconditional and shall not be affected by (x) any default by the Company in the performance or observance of any of its agreements or covenants in any Loan Document, this Agreement or any other Principal Document,
               (y) the bankruptcy, insolvency, winding up or other similar proceeding of the Company, RDC of Nepal or any other Person, or (z) any other circumstance, happening, condition or event whatsoever, whether or not similar to any of the foregoing. The obligations of RDC of Nepal under this Agreement shall not be subject to any abatement, reduction, limitation, impairment, termination, set-off, defense, counterclaim or recoupment whatsoever or any right to any thereof, and shall not be released, discharged or in any way affected by any reorganization, arrangement, compromise, composition or plan affecting the Company or by any lack of validity or enforceability of the Investment Agreement or any document executed in connection therewith, whether or not RDC of Nepal or the Company shall have notice or knowledge of any of the foregoing.

                    (ii) If the obligations of RDC of Nepal
               hereunder are unenforceable by reason of the insolvency, bankruptcy or reorganization of the Company or any other Person, RDC of Nepal shall nonetheless pay any amounts due hereunder directly to the Trustee.

     (c) Notwithstanding paragraphs (a) and (b) above, receipt of an amount drawn on the Equity Letter of Credit shall constitute satisfaction of RDC of Nepal's obligation to pay a Subscription Amount Payment, to the extent of the amount so received.

     (d) Each of RDC of Nepal and the Company hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against it.

     (e) RDC of Nepal hereby irrevocably waives, to the extent it may do so under applicable law, any protection to which it may be entitled under bankruptcy, insolvency or similar laws of any jurisdiction in the event of a Company Bankruptcy. In the event a trustee in bankruptcy or the debtor-in-possession takes any action (including, without limitation, the institution of any action, suit or other proceeding) in a Company Bankruptcy for the purpose of enforcing the obligations of RDC of Nepal under this Agreement, RDC of Nepal hereby agrees, to the extent that it may do so under applicable law, that it will not assert any defense, claim or counterclaim denying liability thereunder on the basis that this Agreement is an executory contract that cannot be assumed, assigned or enforced. If a Company Bankruptcy shall occur, RDC of Nepal, to the extent it may do so under applicable law, shall reconfirm its pre-petition waiver of any protection to which it may be entitled to under any such laws and, to give effect to such waiver, RDC of Nepal consents to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the Company's trustee in bankruptcy, as the case may be.

                           ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES

     Section 4.1.   Representations And Warranties.

     (a)  RDC of Nepal and Company Representations and
Warranties. RDC of Nepal hereby represents and warrants, and the Company hereby represents and warrants, solely as to itself, that as of the date hereof:

                    (i) this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and legally binding obligation;

                    (ii) the execution, delivery and performance
               of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its articles of incorporation, by-laws or other governing documents, or any judgment, decree or order or any law, statute, rule or regulation applicable to it; and

                    (iii)     it has obtained all consents,
               licenses and authorizations of all governmental authorities required under applicable laws, regulations, decrees or orders of or in any applicable jurisdiction (which may legally be obtained as of the date hereof) in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the making of any other payments to the Company in accordance with this Agreement, and that such consents, licenses and authorizations are in full force and effect.

     (b) Company Representations and Warranties. The Company hereby represents and warrants that as of the date hereof:

                    (i)  it is a company duly organized, validly
               existing and in good standing under the laws of the jurisdiction of its organization;

                    (ii) after giving effect to the terms of this
               Agreement and the other Subscription Agreements
               (A) seven hundred forty-one thousand five hundred eighty-seven (741,587) shares of the Company will be issued and outstanding on the Financial Closing Date, (B) all shares of the Company will have been duly authorized and validly issued, (C) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the share capital of the Company will be authorized or outstanding, other than pursuant to the Loan Documents, (D) there will not exist any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of shares of the Company any evidence of indebtedness or assets of the Company, (E) the Company will have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of the Company or any interest therein or to pay any dividend or make any other distribution in respect thereof other than pursuant to the Loan Documents, and (F) all shares of the Company are and will be identical in respect of rights and priorities.

     Section 4.2. Further Assurances. In the event that any additional consents, licenses or authorizations may be required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the making of any payment in relation hereto, RDC of Nepal and the Company shall obtain all such consents, licenses or authorizations and shall take such action as shall be required of it in order to comply with the terms hereof.

                           ARTICLE 5

                         MISCELLANEOUS

               Section 5.1.   Governing Law; Consent to
               Jurisdiction and Venue; Sovereign Immunity.

     (a) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Any legal action or proceeding against the Company or RDC of Nepal with respect to this Agreement may be brought in the courts of the State of New York in the Borough of Manhattan or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each of the Company and RDC of Nepal hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Company and RDC of Nepal agrees that a judgment in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including without limitation in Nepal, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. Each of the Company and RDC of Nepal hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each of the Company and RDC of Nepal agrees to designate a new designee, appointee and agent in New York City. Each of the Company and RDC of Nepal further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it, at its address set forth below, such service to become effective ten
(10) days after such mailing. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or RDC of Nepal in Nepal or in any other jurisdiction.

     (b) Each of the Company and RDC of Nepal hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Principal Document to which the Company or RDC of Nepal is a party brought in the courts referred to in paragraph (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) RDC of Nepal acknowledges and agrees that the activities contemplated by this Agreement are commercial in nature rather than governmental or public, and therefore acknowledges and agrees that the right of immunity does not and will not arise with respect to such activities or in any legal action or proceeding arising out of or relating to this Agreement in respect of itself and its properties.

     Section 5.2. Notices. All notices, demands, requests and other communications provided for hereunder shall be in writing and shall be deemed to have been given (a) when presented personally, (b) when transmitted by facsimile to the number specified below, upon acknowledgement of receipt by the recipient, or (c) when sent by overnight courier service, the Business Day following the date of delivery to such courier service, or such later day as demonstrated by a bona fide receipt therefor. Any party may from time to time designate by written notice to the other parties another address to which notices are to be sent.

     For the Company:    Panda Energy International, Inc.
                         4100 Spring Valley Road
                         Suite 1001
                         Dallas, Texas  75244

          with a copy to:

               Bhote Koshi Power Company Private Limited
               KHA 1-960
               Kalimati, Tahachal
               Kathmandu, Nepal

               Attention:     Project Manager

               Facsimile:     977-1-27-0027

          For RDC of Nepal:

               Address:  c/o Maples and Calder
                         P.O. Box 309
                         Ugland House
                         Smith Church Street
                         Grand Cayman
                         Cayman Islands, R.W.I.

               Attention:     Sharon Pierson

               Facsimile:     (809) 949-8080


          with a copy to:

               c/o Harza Engineering Company International L.P.
                         Sears Tower
                         233 South Wacker Drive
                         Chicago, Illinois 60606-6392

          Attention:     General Counsel

          Facsimile:     (312) 831-3999

          For Wilmington Trust Company:

               Address:  Rodney Square North
                         1100 North Market Street
                         Wilmington, Delaware  19890-001

          Attention:     Corporate Trust Administration

          Facsimile:     (302) 651-8882

     Section 5.3. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that none of the parties may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

     Section 5.4. No Waiver; Remedies Cumulative. No failure or delay on the part of the Company in exercising any right, power on privilege hereunder, and no course of dealing between the Company and RDC of Nepal, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies herein are cumulative and not exclusive of any rights, powers or remedies which the Company would otherwise have. No notice to or demand on RDC of Nepal in any case shall entitle RDC of Nepal to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Company to any other or further action in any circumstances without notice or demand.

     Section 5.5.   Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability but that shall not invalidate the remaining provisions of this Agreement or affect such provision in any other jurisdiction.

     Section 5.6. Documents. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Company or RDC of Nepal, as the case may be, which translation shall be the governing version between the Company and RDC of Nepal.

     Section 5.7. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section 5.8.   Headings Descriptive.  The headings of the
Articles of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 5.9. Amendment or Waiver. Neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each of the parties hereto.

     Section 5.10. Limitation of Liability. Wilmington Trust Company in acting hereunder is acting not in its individual capacity but solely as Trustee and shall be entitled to the rights, protections and immunities, if any, of the Trustee under the Trust and Retention Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers of the day and year first written above.


                         BHOTE KOSHI POWER COMPANY PRIVATE LIMITED


                         By:
                         Name:
                         Title:



                        RDC OF NEPAL


                         By:
                         Name:
                         Title:




                         WILMINGTON TRUST COMPANY, not in its
                         individual capacity but solely as Trustee


                         By:
                         Name:
                         Title:



                                                  ANNEX A

          International Swap Dealers Association, Inc.

                May 1989 Addendum to Schedule to
          Interest Rate and Currency Exchange Agreement

             Interest Rate Caps, Collars and Floors

     (1) As used in this Agreement or in a Confirmation (i) "Rate Protection Transaction" will mean any Swap Transaction that is identified in the related Confirmation as a Rate Protection Transaction, Rate Cap Transaction, Rate Floor Transaction or Rate Collar Transaction and (ii) "Specified Swap" means, notwithstanding Section 14 of this Agreement but subject to Part 1 of this Schedule, any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction now existing or hereafter entered into between one party to this Agreement (or any applicable Specified Entity) and the other party to this Agreement (or any applicable Specified Entity).

  (2) Notwithstanding anything to the contrary in this Agreement or in any Interest Rate and Currency Exchange Definitions published by the International Swap Dealers Association, Inc. and incorporated in any Confirmation, the following provisions will apply with respect to a Rate Protection
Transaction:

     (a) the Floating Rate applicable to any Calculation Period will be (i) with respect to a Floating Rate Payer for which a Cap Rate is specified, the excess, if any, of the Floating Rate calculated as provided in this Agreement (without reference to this paragraph 2(a)) over the Cap Rate and (ii) with respect to a Floating Rate Payer for which a Floor Rate is specified, the excess, if any, of the Floor Rate over the Floating Rate calculated as provided in this Agreement (without reference to this paragraph 2(a)):

     (b) "Cap Rate" means, in respect of any Calculation Period, the per annum rate specified as such for that Calculation Period, and

     (c) "Floor Rate" means, in respect of any Calculation Period, the per annum rate specified as such for that Calculation Period.

  (3) For purposes of the determination of a Market Quotation for a Terminated Transaction in respect of which a party ("X") had, immediately prior to the designation or occurrence of the relevant Early Termination Date, no future payment obligation, whether absolute or contingent, under Section 2(a)(i) of this Agreement with respect to the Terminated transaction, (i) the quotations obtained from Reference Market-makers shall be such as to preserve the economic equivalent of the payment obligations of the party ("Y") that had, immediately prior to the designation or occurrence of the relevant Early Termination Date, future payment obligations, whether absolute or contingent, under Section
2(a)(i) of this Agreement with respect to the Terminated Transaction and (ii) if X is making the determination such amounts shall be expressed as positive amounts and if Y is making the determination such amounts shall be expressed as negative amounts.

  (4) Notwithstanding the terms of Sections 5 and 6 of this Agreement, if at any time and so long as one of the parties to this Agreement ("X") shall have satisfied in full all its payment obligations under Section 2(a)(i) of this Agreement and shall at the time have no future payment obligations, whether absolute or contingent, under such Section, then unless the other party ("Y") is required pursuant to appropriate proceedings to return to X or otherwise returns to X upon demand of X any portion of any such payment, (a) the occurrence of an event described in Section 5(a) of this Agreement with respect to X or any Specified Entity of X shall not constitute an Event of Default or a Potential Event of Default with respect to X as the Defaulting Party and (b) Y shall be entitled to designate an Early Termination Date pursuant to
Section 6 of this Agreement only as a result of the occurrence of a Termination Event set forth in (i) either Section 5(b)(i) or 5(b)(ii) of this Agreement with respect to Y as the Affected Party or (ii) Section 5(b)(iii) of this Agreement with respect to Y as the Burdened Party.


                                                       ANNEX B

          International Swap Dealers Association, Inc.

                July 1990 Addendum to Schedule to
                  Interest Rate Swap Agreement

                             Options

  (1) As used in this Agreement or in any Confirmation. "Option" means any Rate Swap Transaction that is identified in the related Confirmation as an Option and provides for the grant by Seller to Buyer of (i) the right to cause an underlying Rate Swap
Transaction, the terms of which are identified in that Confirmation (an "Underlying Rate Swap Transaction"), to become effective, (ii) the right to cause Seller to pay Buyer pursuant to Section 2(a) of this Agreement the Cash Settlement Amount, if any, in respect of the Underlying Rate Swap Transaction on the
Cash Settlement Payment Date, (iii) the right to cause the Optional Termination Date to become the Termination Date of the related Rate Swap Transaction that is identified in that Confirmation (a "Related Rate Swap Transaction") or (iv) any of the right or rights specified in the related Confirmation. An Option may provide for the grant of one or more of the foregoing rights, all of which can be identified in a single Confirmation.

  (2) The following capitalized terms, if used in relation to an Option, have the respective meanings specified in or pursuant to the related Confirmation (or elsewhere in this Agreement):
"Buyer", "Seller", "Option Premium", "Option Premium Payment Date", "Cash Settlement Payment Date", "Cash Settlement Amount", "Optional Termination Date", "Exercise Terms" and "Option Exercise Period".

  (3)  The following provisions will apply with respect to an Option:

     (a) Buyer will pay Seller pursuant to Section 2(a) of this Agreement the Option Premium, if any, on the Option Premium Payment Date or Dates.

     (b) On the terms set forth in this Agreement (including the related Confirmation), Seller grants to Buyer pursuant to the Option, (I) if "Physical Settlement" is specified to be applicable to the Option, the right to cause the Underlying Rate Swap Transaction to become effective, (ii) if "Cash Settlement" is specified to be applicable to the Option, the right to cause Seller to pay Buyer pursuant to Section 2(a) of this Agreement the Cash Settlement Amount, if any, in respect of the Underlying Rate Swap Transaction on the Cash Settlement Payment Date or
          (iii) if "Optional Termination" is specified to be applicable to the Option, the right to cause the Optional Termination Date to become the Termination Date of the Related Rate Swap Transaction. The Underlying Rate Swap Transaction, if any, shall not become effective unless (i) "Physical Settlement" is specified to be applicable to the Option and (ii) the right to cause that Underlying Rate Swap Transaction to become effective has been exercised.

     (c) Buyer may exercise the right or rights granted pursuant to the Option only by delivering irrevocable notice (a "Notice of Exercise") to Seller (which, notwithstanding any other provision of this Agreement or the Code, may be delivered orally (including by telephone)). The Notice of Exercise must become effective during the Option Exercise Period and must include the Exercise Terms, if any.

     (d) Buyer will, if "Written Confirmation" is specified to be applicable to the Option or upon demand from Seller (which notwithstanding any other provision of this Agreement or the Code, may be delivered orally (including by telephone)), (i) execute a written confirmation confirming the substance of the Notice of Exercise and deliver the same to Seller or (ii) issue a telex to Seller setting forth the substance of the Notice of Exercise. Buyer shall cause such executed written confirmation or telex to be received by Seller within one Local Banking Day following the date that the Notice of Exercise or Seller's demand, as the case may be, becomes effective. If not received within such time, Buyer will be deemed to have satisfied its obligations under the immediately preceding sentence at the time that such executed written confirmation or telex becomes effective.

     (e) Any notice or communication given, and permitted to be given, orally (including by telephone) in connection with the Option will be effective when actually received by the recipient.

  (4) For purposes of the determination of a Market Quotation for a Terminated Transaction that is identified as an Option, the quotations obtained from Reference Market-makers shall take into account, as of the relevant Early Termination Date, the economic equivalent of the right or rights granted pursuant to that Option which are or may become exercisable.

  (5) Notwithstanding the terms of Sections 5 and 6 of this Agreement and Section 11.6 of the Code, if at any time and so long as the parties to this Agreement ("X") shall have satisfied in full all its payment obligations under Section 2(a) of this Agreement and shall at the time have no future payment obligations, whether absolute or contingent, under such Section, then unless the other party ("Y") is required pursuant to appropriate proceedings to return to X or otherwise returns to X upon demand of X any portion of any such payment, (a) the occurrence of an event described in Section 5(a) of this Agreement with respect to X or any Specified Entity of X shall not constitute an Event of Default or Potential Event of Default with respect to X as the Defaulting Party and (b) Y shall be entitled to designate an Early Termination Date pursuant in (I) either Section 5(b)(i) or 5(b)(ii) of this Agreement with respect to Y as the Affected Party or (ii) Section 5(b)(iii) of this Agreement with respect to Y as the Burdened Party. For purposes of this Agreement. "Potential Event of Default" means an event that with the giving of notice or lapse of time (or both) would become an Event of Default.